Filed pursuant to Rule 433

Registration Statement:

333-182712

333-182712-02

AngloGold Ashanti Holdings plc

Pricing Term Sheet

July 25, 2012

Issuer:	AngloGold Ashanti Holdings plc
Guarantor:	AngloGold Ashanti Limited
Principal Amount:	$750,000,000
Maturity:	August 1, 2022
Coupon:	5.125%
Price to Public:	99.398% of principal amount
Underwriting Discount:	64 basis points
Yield to Maturity:	5.203%
Benchmark Treasury:	UST 1.750% May 2022
Spread to Benchmark Treasury:	+380 basis points
Benchmark Treasury Yield:	1.403%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2013
Change of Control Put:	101%
Redemption Provisions:	Make-whole call and Tax
Make-whole Call:	At any time at a discount rate of Treasury plus 50 basis points
Tax Redemption:	100%
Trade Date:	July 25, 2012
Settlement:	July 30, 2012 (T+3)
CUSIP / ISIN:	03512T AC5 / US03512TAC53
Expected Security Ratings:	Baa2 (Moody’s) / BBB- (S&P)

Joint Bookrunners and representatives of the underwriters:	Barclays Capital Inc. ($292,970,000.00), Citigroup Global Markets Inc. ($292,970,000.00)

Joint Bookrunners:	HSBC Bank plc ($41,016,000.00), Scotia Capital (USA) Inc. ($41,016,000.00)

Co-Managers:	BMO Capital Markets Corp. ($20,507,000.00), Deutsche Bank Securities Inc. ($20,507,000.00), J.P. Morgan Securities plc ($20,507,000.00), Mitsubishi UFJ Securities (USA), Inc. ($20,507,000.00)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Certain of the underwriters are not U.S. registered broker-dealers, and, therefore, will not effect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by regulations of the Financial Industry Regulatory Authority.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by calling Citigroup Global Markets Inc. at toll-free 1-877-858-5407 or by emailing batprospectus@citi.com.